Exhibit 99.1

November 1, 2013

Insmed Appoints David W.J. McGirr to its Board of Directors

Financial executive brings more than 30 years of financial and industry experience

MONMOUTH JUNCTION, N.J. (November 1, 2013) — Insmed Incorporated (Nasdaq CM: INSM), a biopharmaceutical company focused on developing an inhaled anti-infective to treat patients battling serious lung diseases in orphan indications that are often life-threatening, today announced the appointment of David W.J. McGirr to its Board of Directors.  Mr. McGirr, former Chief Financial Officer of Cubist Pharmaceuticals, Inc. (Nasdaq: CBST) will also serve as the Chairman of Insmed’s Audit Committee.

Mr. McGirr has more than 30 years of experience as a senior financial executive including the past 11 years at Cubist, a biopharmaceutical company focused on the research, development, and commercialization of pharmaceutical products that address significant unmet medical needs in the acute care environment, primarily for the treatment of infectious diseases.  During his tenure at Cubist, the company secured a number of product approvals and launched these products across multiple markets.

In conjunction with Mr. McGirr’s appointment, the Board accepted Richard Kollender’s resignation from the Board and as Chairman of the Audit Committee.  As a result, the Insmed Board will continue to consist of seven directors, six of whom are independent.

“We are delighted to welcome David to the Insmed Board.  He brings a unique combination of skills, including public company and board experience, capital markets insight and significant expertise in the healthcare sector, specifically with infectious diseases. His background is ideally suited to help guide the Insmed team in building a commercial biopharmaceutical company with a franchise of novel therapies at the intersection of orphan, pulmonary, and infectious diseases,” stated Donald J. Hayden, Jr., Chairman of the Board of Insmed. “We would also like to thank Rich Kollender, who served as our Chair of the Audit Committee, for his many years of valuable service to our company.  Rich was an integral member of the team that helped navigate ARIKACE® through its earlier stages of development and he played a key role in its acquisition by Insmed.”

In accepting this appointment Mr. McGirr stated, “This is an exciting time to be joining Insmed as the company is transitioning to a commercial entity.  Insmed has valuable, late-stage clinical assets, an experienced senior leadership team, a strong financial position and a sound business plan. I look forward to working with the Insmed Board and management to further the company’s strategic objectives to become an industry leader.”

Prior to his current role as Senior Advisor to the CEO of Cubist, Mr. McGirr served as the company’s Senior Vice President and CFO for more than ten years. Before this, Mr. McGirr was a private equity investor and served in various positions within the S.G. Warburg Group, ultimately as CFO, Chief Administrative Officer and Managing Director of S.G. Warburg & Co., Inc.  Mr. McGirr is a member of the Board of Directors of Relypsa, Inc., a Redwood City, California-based biotechnology company, where he also serves as Chairman of the Audit Committee.  Mr. McGirr received a B.Sc. (First Class Honors) in Civil Engineering from the University of Glasgow and an MBA from The Wharton School at the University of Pennsylvania.

About Insmed

Insmed Incorporated is a biopharmaceutical company dedicated to improving the lives of patients battling serious lung diseases. Insmed is focused on the development and commercialization of ARIKACE®, or liposomal amikacin for inhalation, for at least two identified orphan patient populations: cystic fibrosis (CF) patients with Pseudomonas aeruginosa lung infections and patients with non-tuberculous mycobacteria (NTM) lung infections. For more information, please visit http://www.insmed.com.

Forward-looking Statements

This release contains forward-looking statements.  Words, and variations of words, such as “intend,” “expect,” “will,” “anticipate,” “believe,” “continue,” “propose” and similar expressions are intended to identify forward-looking statements.  Investors are cautioned that such statements in this release, including statements relating to the status, results and timing of clinical trials and clinical data, the anticipated benefits of Insmed’s products, the anticipated timing of regulatory submissions, and the ability to obtain required regulatory approvals, bring products to market and successfully commercialize products constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Such risks and uncertainties include, without limitation, failure or delay of European, Canadian, U.S. Food and Drug Administration and other regulatory reviews and approvals, competitive developments affecting the Company’s product candidates, delays in product development or clinical trials or other studies, patent disputes and other intellectual property developments relating to the Company’s product candidates, unexpected regulatory actions, delays or requests, the failure of clinical trials or other studies or results of clinical trials or other studies that do not meet expectations, the fact that subsequent analyses of clinical trial or study data may lead to different (including less favorable) interpretations of trial or study results or may identify important implications of a trial or study that are not reflected in Company’s prior disclosures, and the fact that trial or study results or subsequent analyses may be subject to differing interpretations by regulatory agencies, the inability to successfully develop the Company’s product candidates or receive necessary regulatory approvals, inability to make product candidates commercially successful, changes in anticipated expenses, changes in the Company’s financing requirements or ability raise additional capital, and other risks and challenges detailed in the Company’s filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2012.  Investors are cautioned not to place undue reliance on any forward-looking statements that speak only as of the date of this news release.  The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances or changes in its expectations.

Contacts:
LHA

Anne Marie Fields

Senior Vice President

212-838-3777
afields@lhai.com

Bruce Voss

Managing Director

310-691-7100

bvoss@lhai.com

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